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                                                                       EXHIBIT 8

                             [FORM OF SS&D OPINION]

                           _____________________, 1998



Park-Ohio Industries, Inc.
23000 Euclid Avenue
Cleveland, Ohio 44117

PKOH Holding Corp.
23000 Euclid Avenue
Cleveland, Ohio 44117

     Re:  Merger of PKOH Merger Corp. With and Into Park-Ohio Industries, Inc.

Gentlemen:

     Pursuant to section 3.5 of the Agreement of Merger, dated February 20, 1998, by and among Park-Ohio Industries, Inc. ("Park-Ohio"), PKOH Holding Corp., a newly formed and wholly owned subsidiary of Park-Ohio ("Holding Corp."), and PKOH Merger Corp., a newly formed and wholly owned subsidiary of Holding Corp. ("Merger Corp.") (the "Merger Agreement"), Park-Ohio and Holding Corp. have requested our opinion with respect to certain of the federal income tax consequences of the merger of Merger Corp. with and into Park-Ohio (the "Merger"). Under the terms of the Merger Agreement, shares of Park-Ohio stock will be converted into shares of Holding Corp. stock.

                               Documents Examined
                               ------------------

     In connection with the rendering of our opinion, we have examined the following:

     1.   The Merger Agreement;

     2. The Registration Statement on Form S-4 under the Securities Act of 1933 filed by Holding Corp. with respect to the Holding Corp. stock to be issued in connection with the Merger (the "Registration Statement");

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Park-Ohio Industries, Inc.
PKOH Holding Corp.
______________, 1998
Page 2


     3. The Representation Certificates of Park-Ohio, Holding Corp. and Merger Corp.; and

     4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

     In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                               Factual Assumptions
                               -------------------

     In rendering this opinion, we have made the following assumptions as to factual matters.

     1. The representations and warranties of the parties contained in the documents listed in the section entitled DOCUMENTS EXAMINED that may be deemed material to this opinion are all true in all material respects as of the date hereof;

     2. The representations as to factual matters of Park-Ohio, Holding Corp. and Merger Corp. contained in one or more Representation Certificates are all true in all material respects as of the date hereof;

     3. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents; and

     4. The Merger will qualify as a merger under applicable state corporation law.

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Park-Ohio Industries, Inc.
PKOH Holding Corp.
_______________________, 1998
Page 3



                             Limitations on Opinion
                             ----------------------

     The following limitations apply with respect to this opinion:

     1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing.

     2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

     3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                     Opinion
                                     -------

     Based upon and subject to the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and
(a)(2)(E) of the Code, or a tax-free exchange under section 351 of the Code, and that, accordingly,

     1. No gain or loss will be recognized by the stockholders of Park-Ohio upon the conversion of their shares of Park-Ohio stock into shares of Holding Corp. stock (except for any gain or loss attributable to any cash received pursuant to the exercise of statutory dissenters' rights).

     2. The federal income tax basis of the Holding Corp. stock received by the stockholders of Park-Ohio for their shares of Park-Ohio stock will be the same

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Park-Ohio Industries, Inc.
PKOH Holding Corp.
____________________, 1998
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          as the federal income tax basis of the Park-Ohio stock surrendered in exchange therefor.

     3. The holding period for the Holding Corp. stock received by the stockholders of Park-Ohio in exchange for their shares of Park-Ohio stock will include the period for which the Park-Ohio stock exchanged therefor was held, provided that the exchanged Park-Ohio stock was held as a capital asset by such stockholder on the date of the exchange.

     4. A stockholder of Park-Ohio who exercises dissenter's rights under applicable law with respect to a share of Park-Ohio stock and receives payment for such stock in cash, will recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time) measured by the difference between the amount of cash received and the stockholder's basis in the such share, provided such payment is not essentially equivalent to a dividend within the meaning of section 302 of the Code (a "Dividend Equivalent Transaction"). A stockholder of Park-Ohio who receives only cash incident to the exercise of dissenters' rights will generally not be treated as having engaged in a Dividend Equivalent Transaction if such Park-Ohio stockholder owns no Holding Corp. stock (either actually or constructively within the meaning of section 318 of the Code) at the Effective Time.

     5. No gain or loss will be recognized by Park-Ohio or Holding Corp. as a result of the Merger.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Certain Federal Income Tax Consequences" in the proxy statement/prospectus contained therein.

                                             Respectfully submitted,